Exhibit 10.2

June 16, 2022

Via Email

Anselm Wong

Dear Anselm:

On behalf of Janus International Group, Inc., a Delaware corporation (the “Company”), I am pleased to extend this offer of employment to serve as Executive Vice President and Chief Financial Officer of the Company. We anticipate your employment beginning on July 1, 2022 (your “Start Date”). This letter (this “Agreement”) sets forth the terms of your employment by the Company.

1.    Title; Duties. During your employment, you will serve as Executive Vice President and Chief Financial Officer of the Company and in such other position or positions as may be assigned from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”). You will devote your full business time, attention and best efforts to the business of the Company and, as applicable, its subsidiaries (the Company and its subsidiaries are hereafter collectively referred to herein as the “Company Group”), as may be requested by the CEO or the Board from time to time; provided that you shall not be prohibited from (i) serving on the boards of director of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing your passive personal investments, in each case, so long as such activities are not competitive with the business of any member of the Company Group and do not interfere or conflict with your duties hereunder or create a potential business or fiduciary conflict.

2.    Base Salary; Bonus. You will be paid an annualized base salary of $500,000 (your “Base Salary”), less applicable taxes and other withholdings, in accordance with the Company’s customary payroll practices. In addition, for each fiscal year in which you are employed by the Company (each, a “Bonus Year”), you will be eligible to receive an annual bonus (an “Annual Bonus”) based on your performance and the performance of the Company Group during such Bonus Year. Each Annual Bonus, if any, will have a target value of 75% of your annualized Base Salary (assuming that all performance targets have been met) and the actual amount of each Annual Bonus will be determined in the discretion of the Board based on the achievement of performance targets established by the Board for each Bonus Year. Notwithstanding the foregoing, your Annual Bonus for the 2022 Bonus Year will be pro-rated for the portion of the 2022 fiscal year in which you are employed hereunder. To earn, and receive payment of, an Annual Bonus for a Bonus Year, you must be employed by the Company on the date that such Annual Bonus is paid.

3.    Signing Bonus. You will receive a one-time sign-on bonus equal to $250,000, less applicable taxes and other withholdings, payable in cash within 15 days following your Start Date (the “Sign-On Bonus”). In the event your employment is terminated by the Company for Cause (as defined below) or you resign for any reason prior to the second anniversary of your Start Date, you will be required to repay the net amount (determined after reduction for applicable taxes and other withholdings) of the Sign-On Bonus to the Company within 10 days following the termination of your employment.

4.    Benefits. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including group medical, dental, vision, and life insurance, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation (20 days per calendar year, initially) in accordance with the Company’s policies in effect from time to time. You also will be entitled to the fringe benefits and perquisites available to other senior executive officers of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason. During the 12-month period following the Start Date, upon presentation of substantiation and documentation as the Company may specify from time to time, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all travel and lodging expenses from your residence in San Francisco, California, to Charlotte, North Carolina metropolitan area, and to the Company’s office in Douglasville, Georgia, up to a maximum of $55,000.

5.    Equity Incentives. During the period in which you are employed hereunder, you will be eligible to receive annual awards under the Company’s 2021 Omnibus Incentive Plan or such other equity incentive plan of the Company as may be in effect from time to time (the “Equity Plan”). All awards granted to you under the Equity Plan, if any, shall be in such amounts as the Board or a committee thereof shall determine from time to time, and shall be subject to and governed by the terms and provisions of the Equity Plan as in effect from time to time and the award agreements evidencing such awards. In connection with the commencement of your employment, you will also receive (a) a one-time equity award (the “One-Time Inducement Award”) and (b) 2022 equity award (the “2022 Award”), in each case, under the Equity Plan. The One-Time Inducement Award will be comprised of options to purchase Company common stock at a price per share equal to the fair market value of a share of Company common stock on the grant date (the “Options”), with a grant date value of $750,000. The Options will vest annually in four equal installments over four years, subject to your continued employment through each applicable vesting date. The 2022 Award will be comprised of (i) a performance stock unit award with a grant date target value of $325,000 that will cliff vest at the end of calendar year 2024 based on the Company’s achievement of certain “Adjusted EBITDA” levels in accordance with the award agreement governing your performance stock units and (ii) Options with a grant date value of $325,000 that will vest annually in four equal installments over four years, subject to, in each case, your continued employment through each applicable vesting date. The One-Time Inducement Award and 2022 Award will be subject to the terms and conditions of the Equity Plan and the award agreements approved by the Board. Nothing in this letter shall be construed to give you any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.

6.    Termination of Employment; Severance. Your employment with the Company is not for a specific term and is terminable at will on the terms and conditions set forth in this Agreement. This means that the Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without Cause, and you may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than 30 days, unless otherwise agreed to in writing by you and the Company. However, should your employment be terminated by the Company without Cause (as defined below) and not due to your death or disability, then you will be eligible to receive, as severance, (a) continued Base Salary as in effect immediately prior to the date on which your employment terminates (the “Date of Termination”) for 12 months (the “Base Salary Continuation Pay”), (b) a prorated Annual Bonus with respect to the calendar year in which the termination occurs in an amount equal to the product of (i) the actual Annual Bonus that you would have earned for such year if your employment had not terminated (if any) and (ii) a fraction, the numerator of which is the number of days elapsed in such year through the Date of Termination and the denominator of which is the total number of days in such year (the “Pro-Rated Bonus”), and (c) an amount equal to (i) 12, multiplied by (ii) the monthly amount of premiums for your (and, if applicable, your spouse’s and eligible dependents’) group health plan coverage, determined under the Company’s group health plans as in effect immediately prior to the Date of Termination (the “Group Health Plan Payment”). For purposes of this Agreement, “Cause” has the meaning set forth in the Equity Plan.

In order to receive the severance payments and benefits set forth in this Section 6, you must (i) timely execute (and not revoke within any time provided to do so), a separation agreement and release of all claims in a form provided to you by the Company, which form shall include terms and conditions customarily included within such agreements, and (ii) abide by the terms all post-employment obligations that you may owe to any member of the Company Group, including any confidentiality, non-competition, non-solicitation, non-disclosure, non-disparagement and other restrictive covenant obligations.

The payment of the Base Salary Continuation Pay will begin on the Company’s first regularly scheduled pay date coincident with or next following the date that is 60 days after the Date of Termination (the “First Post-Termination Pay Date”), and the first payment will include all amounts that would have been paid to you during the 60-day period following the Date of Termination, without interest, had no delay in payments occurred. The Pro-Rated Bonus will be paid in a lump sum on the date annual bonuses for the year that includes the Date of Termination are paid to other senior executives of the Company (but, in all events, no later than March 15 of the calendar year following the calendar year that includes the Date of Termination). The Group Health Plan Payment will be paid in a lump sum on the First Post-Termination Pay Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that you are eligible to receive the severance benefits set forth above but, after such determination, the Company subsequently acquires evidence or determination that: (a) you have failed to abide by the terms of the Restrictive Covenant Agreement (as defined below) or any other post-employment obligations that you may owe to any member of the Company Group; or (b) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate your employment for Cause, then the Company shall have the right to cease the payment of any unpaid portion of the severance benefits and you shall promptly return to the Company the pre-tax value of all portions of the severance benefits you received prior to the date that the Company determines that the conditions of this paragraph have been satisfied.

Except as otherwise determined by the Board or as otherwise agreed to in writing by you and any member of the Company Group prior to the termination of your employment with the Company or any member of the Company Group, any termination of your employment shall, without changing the basis for such termination of employment, constitute, as applicable, your automatic resignation: (a) as an officer of the Company and each member of the Company Group; and (b) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) you serve as such Company Group member’s designee or other representative. You agree to take any further action that any member of the Company Group reasonably requests to effectuate or document the foregoing.

7.    Restrictive Covenants. Concurrently with entering into this Agreement, you will also be required to enter into, and will thereafter continue to comply with the terms of, the Company’s Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit A, which is incorporated herein by reference. You acknowledge and agree that your entry into the Restrictive Covenant Agreement is a material condition to the Company entering into this Agreement. By executing this Agreement you affirm your commitment to abide by all of the obligations in the Restrictive Covenant Agreement.

8.    Taxes. You acknowledge and agree that the Company may withhold from all payments contemplated herein all applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of your employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of non-compliance with Section 409A. If any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if your receipt of such payment or benefit is not delayed until the earlier of (a) the date of your death or (b) the date that is six months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to you (or your estate, if applicable) until the Section 409A Payment Date.

9.    Miscellaneous. In signing below, you hereby represent and warrant that you are not the subject of, or a party to, any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction that would prohibit you from executing this Agreement or fully performing each of your duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to you hereunder. You expressly acknowledge and agree that you are strictly prohibited from suing or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for any member of the Company Group, and you promise that you will not do so. You shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.

To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedure applicable to this Agreement with retroactive effect.

Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by you. The Company may assign this Agreement without your consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of any member of the Company Group. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by governed by, and construed and enforced in accordance with, the laws of the State of Georgia, exclusive of its conflict of laws provisions. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

Please note that federal law requires that you provide the Company with documents establishing your identity and right to work in the United States within three (3) business days of your employment Start Date. In addition, this offer is contingent on the results of a background check and reference check being satisfactory to the Company in its sole discretion.

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Anselm, we look forward to having you join the Company and the valuable contributions we expect you to make to its development and success. To accept this offer, please sign and date the acceptance below and return it to me.

Sincerely,

JANUS INTERNATIONAL GROUP, INC.

/s/ Ramey Jackson
Name: Ramey Jackson
Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Anselm Wong
Anselm Wong

EXHIBIT A

Restrictive Covenant Agreement